UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): November 13, 2006

SCIENTIGO, INC.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER:  0-22969

Delaware	59-3562953
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6701 Carmel Road

Suite 205

Charlotte, NC 28226

(Address and zip code of principal executive offices)

(704) 837-0500
(Registrant’s telephone number, including area code

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Warrant Extension. On September 20, 2006, the Board of Directors of the Registrant determined, effective November 15, 2006, to extend the exercise period of an aggregate of 4,979,198 warrants to purchase common stock of the Registrant at an exercise price of $.85 per share in cash for a period of 12 months. The warrants were scheduled to expire on June 30, 2007 and will now expire on June 30, 2008.

iGate Civil Action. On November 13, 2006, a federal district for the Eastern District of North Carolina, Southern Division, in iGate, Inc. et al. v. Gibralter Publishing, Inc. Market Central, Inc. (the prior name of the Registrant), Terrance J. Leifheit and Edward Bohn, entered an order granting iGate’s motion to enforce the previously modified settlement agreement among the parties. Pursuant to the order, iGate is entitled to enforce against the Registrant the outstanding balance due under the settlement agreement in the amount of $300,000 as of October 18, 2006. The court also entered an order granting iGate a judgment against the Registrant in the amount of $300,000.

Previously in May 2006, following a mediated settlement conference, the Registrant and the other parties in the action signed a settlement agreement with iGate which provided that the Registrant agreed to pay iGate $325,000 on or before June 30, 2006. The settlement agreement further provided that if the settlement amount of $325,000 was not timely paid or thereafter within a 15-day cure period, then the Registrant would be required to pay a revised settlement amount of $400,000. The Registrant failed to pay the $325,000 by June 30, 2006, and failed to cure the default. The settlement amount increased to $400,000. Subsequently, the Registrant made two payments to iGate totaling $100,000 as of September 14, 2006. A balance of $300,000 remained outstanding prior to iGate’s motion to enforce the settlement agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SCIENTIGO, INC.

By:	/s/ Cynthia White
	Name:	Cynthia White
	Title:	President and Chief Operating Officer
	Date:	November 17, 2006